BlackRock Funds III:  BlackRock S&P 500 Stock Fund (the “Fund”)

77M:

Mergers

Attached please find as an exhibit to Sub-Item 77M of Form N-SAR, information regarding a reorganization in which the Fund, a series of BlackRock Funds III, was the surviving party.

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BlackRock Funds III:  BlackRock S&P 500 Stock Fund

77M
Mergers

During the fiscal semi-annual period ended June 30, 2013, BlackRock S&P 500 Stock Fund (the “Acquiring Fund”) of BlackRock Funds III (the “Registrant”) acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock Index Equity Portfolio (“Index Equity”) of BlackRock Funds (File No. 811-05742) and BlackRock S&P 500 Index Fund (“S&P 500 Index Fund”) of BlackRock Index Funds, Inc. (File No. 811-7899).  Index Equity and S&P 500 Index Fund are referred to herein together as the “Target Funds.”

At meetings held on May 15-16, 2012, the Board of the Registrant and the Boards of BlackRock Funds and BlackRock Index Funds, Inc. unanimously approved the Reorganization and the proposal which provides for the Acquiring Fund to acquire substantially all of the assets and to assume substantially all of the liabilities of the Target Funds in exchange solely for newly issued Investor A, Investor C1, Institutional and Service shares of the Acquiring Fund and Class K shares of the Acquiring Fund (the Acquiring Fund’s outstanding class of shares was designated as Class K); the distribution of such shares to the shareholders of the Target Funds in complete liquidation thereof; and the subsequent termination of the Target Funds as series of BlackRock Funds and BlackRock Index Funds, Inc., as applicable.

On July 5, 2012, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No. 333-182554) (the “N-14 Registration Statement”).
The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Target Funds.  Pursuant to Rule 488 under the Securities Act of 1933, as amended, the N-14 Registration Statement went effective on August 16, 2012.  Post-Effective Amendment No. 1 to the N-14 Registration Statement was filed on August 16, 2012, and Post-Effective Amendment No. 2 to the N-14 Registration Statement was filed on August 23, 2012.

On January 15, 2013, the shareholders of Index Equity and on March 15, 2013, the shareholders of S&P 500 Index Fund approved the Reorganization at a special meeting of shareholders held for that purpose on October 12, 2012 and adjourned several times until March 15, 2013, when the required vote to approve the Reorganization was ultimately received from both Target Funds.  On April 22, 2013 (the “Reorganization Date”), pursuant to the Agreement, the Target Funds

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transferred net assets valued at $568,933,275 (Index Equity) and $1,945,674,388 (S&P 500 Index Fund) to the Registrant and received in exchange shares of the Acquiring Fund as follows:

Target Fund	Acquiring Fund Share Class	Number of Shares of the Acquiring Fund
S&P 500 Index Fund	Institutional	6,986,693
S&P 500 Index Fund	Investor A	3,434,053
Index Equity	Class K	1,497,783
Index Equity	Service	1,180,369
Index Equity	Investor C1	368,943

Such shares were then distributed to the shareholders of the Target Funds on that date.

Each Target Fund was a feeder fund into Master S&P 500 Index Series, a series of Quantitative Master Series LLC.  The Acquiring Fund is a feeder fund into S&P 500 Stock Master Portfolio, a series of Master Investment Portfolio.  The Reorganization of the Target Funds was contingent on the completion of the reorganization of Master S&P 500 Index Series with the S&P 500 Stock Master Portfolio.  That reorganization also took place on April 22, 2013.

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